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                                                                     Exhibit 5.1



                LETTERHEAD OF BLACKWELL SANDERS PEPER MARTIN LLP


                              _______________, 2002

NN, Inc.
2000 Waters Edge Drive
Johnson City, Tennessee  37604

Ladies and Gentlemen:

         We have acted as counsel to NN, Inc., a Delaware corporation (the "Company"), in connection with the filing of a registration statement by the Company on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, of 7,475,000 shares (the "Shares") of Common Stock of the Company, $.01 par value per share. The Shares include 2,600,000 shares which are being sold by the Company (the "Primary Shares") and 3,900,000 shares which are being sold by the selling stockholders (the "Secondary Shares"). The Primary Shares and Secondary Shares include up to an aggregate of 975,000 shares which may be sold by the underwriters named therein pursuant to an over-allotment option granted by the Company and the selling stockholders.

         In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. Based upon and subject to the foregoing, we are of the opinion that the Secondary Shares are, and the Primary Shares, when sold and issued in accordance with the Registration Statement and related prospectus, will be, validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                      Very truly yours,





                                      /s/ Blackwell Sanders Peper Martin LLP